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                                    FORM 8-K



                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549



                                 CURRENT REPORT



                        Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934



       Date of Report (date of earliest event Reported) August 30, 1994
                                                        ---------------



                         THE COLUMBIA GAS SYSTEM, INC.
                         -----------------------------
             (Exact name of registrant as specified in its charter)


          Delaware                    1-1098               13--1594808
- ----------------------------        -----------        -------------------
(State of other jurisdiction        (Commission          (IRS Employer
      of incorporation)             File Number)       Identification No.)


                20 Montchanin Road, Wilmington, Delaware  19807
                -----------------------------------------------
                    (Address of principal executive offices)


       Registrant's telephone number, including area code (302) 429-5000
                                                          --------------
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Item 5.  Other Events

                 Information contained in a News Release dated
August 30, 1994, is incorporated herein by reference.
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                                   SIGNATURE


                 Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                                  The Columbia Gas System, Inc
                                                  ----------------------------
                                                           (Registrant)




                                                  By    /s/ R. E. Lowe
                                                    ---------------------------
                                                            R. E. Lowe
                                                         Vice President &
                                                            Controller


Date:  August 30, 1994
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Contacts:          Media -           H. W. Chaddock (302) 429-5261
                   Analysts -        T. L. Hughes (302) 429-5363



FOR IMMEDIATE RELEASE                                            August 30, 1994





             COLUMBIA GAS TERMS UNSOLICITED REORGANIZATION PROPOSAL
                           "UNACCEPTABLE AND FLAWED"


                 The Columbia Gas System, Inc. (NYSE:CG) confirmed today that it had received a proposal for its own Chapter 11 reorganization from Dimeling, Schreiber & Park, the Philadelphia leveraged buyout firm that the Bankruptcy Court in Delaware found last March not financially qualified to become a possible bidder for its subsidiary, Columbia Gas Transmission Corporation.

                 Columbia System Chairman and Chief Executive Officer John H. Croom stated that he found the proposal totally unacceptable and fatally flawed. "Columbia anticipates that the imminent results of the claims estimation process and the intercompany claims proceedings will permit the prompt reorganization of both companies without any fire sales to third parties that would seriously dilute the equity of Columbia's shareholders," Croom said.

                 The substance of this unsolicited proposal, as elaborated on by statements made by Dimeling to the press, was that a group of unnamed investors would take control of Columbia by purchasing a minority common stock position at a bargain price. In addition, all of Columbia's distribution assets would be sold in a taxable transaction to electric utility interests at a bargain price approximately equal to their book values. A portion of the funds generated would be utilized to pay producer creditors of Columbia Transmission, according to the Dimeling firm, "more than they are now seeking," regardless of the judicially allowable level of their creditor claims. It was not disclosed whether any such producer creditors would be among the unnamed equity investors. The proposal also incorrectly assumes that the Columbia System will have excess cash of over $2 billion on the projected closing date, and is further dependent on an as yet uncommitted $867 million of new long-term debt financing. Moreover, the payment levels envisioned for Columbia's own creditors are substantially in excess of the amounts that Columbia's Chapter 11 Equity Committee believes are legally justified, and it does not appear that Columbia Transmission's customer

                                     (more)
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creditors and other nonproducer creditors would be treated as generously as producer creditors. Finally, many of the critical issues that arise under the Public Utility Holding Company Act of 1935 and the required protracted and undoubtedly contentious SEC proceedings are not addressed.

                 Croom stated that the financial premises of the proposal are materially at variance with views which Salomon Brothers, Columbia's financial adviser, has previously advanced, and, he believes, at variance with views previously advanced by Smith Barney & Co., financial advisers to the Equity Committee.

                 Croom said the proposal ignores the defenses that Columbia Transmission has to the inflated claims filed by producers in proceedings on which rulings are expected in mid-September and the parent company's defenses to the multi-billion dollar suit brought by Columbia Gas Transmission's Creditors' Committee challenging various intercompany transactions that is scheduled to go to trial in Federal District Court September 12.

                 Croom said he did not think that Columbia's Board of Directors or its shareholder and creditor constituencies would have any interest in turning management and control of its reorganization over to the Dimeling firm.

                 The Columbia Gas System, Inc. and its principal pipeline subsidiary have been operating under Chapter 11 of the Bankruptcy Code since July 31, 1991.

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